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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  AQUILA, INC.


     FIRST: The name of the corporation is Aquila, Inc. (the "Corporation").

     SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares of Common Stock of the par value of $1.00 per share.

     FIFTH: The name and mailing address of the person currently serving as the director of the Corporation, and who will continue to serve the director until the next annual meeting of the stockholders or until their successors are duly elected and qualified:

              NAME                                   ADDRESS
              ----                                   -------
         Robert K. Green                        20 W. 9th Street
                                                Kansas City, MO 64105

     SEVENTH: The Board of Directors of the Corporation is expressly authorized to make, alter, amend, or repeal the By-Laws of the Corporation. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

     EIGHTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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                              AMENDED AND RESTATED
                            CERTIFICATE OF AMENDMENT
                                       OF
                                  AQUILA, INC.


     Aquila, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of Aquila, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

               FIRST: The name of the corporation is Aquila Merchant Group, Inc. (the "Corporation").

     SECOND: That in lieu of a meeting and vote the Sole Stockholder, the Sole Stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Edward K. Mills, President of Aquila, Inc. has caused this certificate to be signed this 1st day of March, 2002.

                                       AQUILA, INC.

                                        By:       EDWARD K. MILLS
                                            -----------------------------
                                            Edward K. Mills, President